EXHIBIT 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This Agreement is between Larry Renfro (“Executive”) and United HealthCare Services, Inc. (“UnitedHealth Group”), and is effective as of December 1, 2014 (the “Effective Date”). This Agreement’s purposes are to set forth certain terms of Executive’s employment by UnitedHealth Group or one of its affiliates and to protect UnitedHealth Group’s knowledge, expertise, customer relationships, and confidential information. Unless the context otherwise requires, “UnitedHealth Group” includes all its affiliated entities. This Agreement amends and restates the Employment Agreement and the Amended and Restated Employment Agreements between Executive and UnitedHealth Group previously executed by the parties on January 20, 2009, October 25, 2011, and March 26, 2012 respectively, and is effective as of the Effective Date.
1.    Employment and Duties.

A.	Employment. UnitedHealth Group hereby employs Executive, and Executive accepts employment, under this Agreement’s terms.

B.
Title and Duties. Executive will be employed as the Vice Chairman of UnitedHealth Group and Chief Executive Officer of Optum and will report to Stephen Hemsley, Chief Executive Officer of UnitedHealth Group or the UnitedHealth Group Board of Directors. Executive will perform such duties, and exercise such supervision and control as are commonly associated with Executive’s position, as well as perform such other duties as are reasonably assigned to Executive. Executive will devote substantially all of Executive’s business time and energy to Executive’s duties. Executive will maintain operations in Executive’s area of responsibility, and promote and encourage compliance with applicable law and UnitedHealth Group’s Code of Conduct. Executive is subject to all of UnitedHealth Group’s employment policies and procedures (except as specifically superseded by this Agreement).

2.     Compensation and Benefits.

A.
Base Salary. Executive’s annual base salary will be $1,100,000, payable according to UnitedHealth Group’s regular payroll schedule. Periodic adjustments to Executive’s base salary may be made in UnitedHealth Group’s sole discretion.

B.
Incentive Compensation. Executive will be eligible to participate in UnitedHealth Group’s incentive compensation plans in UnitedHealth Group’s discretion and in accordance with the plans’ terms and conditions. Executive’s target bonus potential under UnitedHealth Group’s Executive Incentive Plan for the annual cash incentive will be 185% of annual base salary and for the long-term cash incentive will be

50% of annual base salary, subject to periodic adjustments in UnitedHealth Group’s discretion.

C.
Employee Benefits. Executive will be eligible to participate in UnitedHealth Group’s employee welfare, retirement, and other benefit plans on the same basis as other similarly situated executives, in accordance with the terms of the plans. Executive will be eligible for Paid Time Off in accordance with UnitedHealth Group’s policies. UnitedHealth Group reserves the right to amend or discontinue any plan or policy at any time in its sole discretion. To supplement standard UnitedHealth Group-paid life and disability coverages, UnitedHealth Group also will provide Executive with additional group term life insurance coverage of $2 million, as well as additional long-term disability coverage to the extent that Executive's annual base earnings exceed $700,000.  UnitedHealth Group shall bear the expense of the supplemental life and disability coverage and shall annually report the imputed income associated with the coverages on Executive's Form W-2, with no gross-up for taxes.

During the Employment Period, Executive may use UnitedHealth Group’s aircraft for reasonable non-business use, provided that such use does not interfere with bona-fide business of UnitedHealth Group, and provided, further, that Executive shall personally reimburse UnitedHealth Group for the full incremental costs associated with such non-business use as determined by laws and regulations of the Securities and Exchange Commission, and such reimbursement complies with applicable Federal Aviation Administration rules and regulations. Executive will be responsible for any taxable income recognized by him in connection with the personal use of private aircraft and shall not be entitled to any tax gross up payments or other reimbursements with respect thereto.
3.     Term and Termination.

A.
Term. This Agreement’s term begins on December 1, 2014 and ends on November 30, 2017 (“Employment Period”), unless sooner terminated under Section 3.B. If both parties consent in writing no later than 60 days prior to the end of the Employment Period, this Agreement shall be extended for an additional two-year period commencing on December 1, 2017 (“Additional Employment Period”).

B.     Termination.

i.	By Mutual Agreement. The parties may terminate Executive’s employment and this Agreement at any time by mutual agreement.

ii.	By UnitedHealth Group without Cause. UnitedHealth Group may terminate this Agreement and Executive’s employment without Cause upon 90 days’ prior written notice.

iii.
By UnitedHealth Group with Cause. UnitedHealth Group may terminate this Agreement and Executive’s employment at any time for Cause. “Cause” means Executive’s (a) material failure to follow UnitedHealth Group’s reasonable direction by the Chief Executive Officer of UnitedHealth Group or the UnitedHealth Group Board of Directors or to perform any duties reasonably required on material matters, (b) material violation of, or failure to act upon or report known or suspected violations of, UnitedHealth Group’s Code of Conduct, (c) conviction of any felony, (d) commission of any criminal, fraudulent, or dishonest act in connection with Executive’s employment, (e) material breach of this Agreement, or (f) conduct that is materially detrimental to UnitedHealth Group’s interests. UnitedHealth Group will, within 120 days of discovery of the conduct, give Executive written notice specifying the conduct constituting Cause in reasonable detail and Executive will have 60 days to remedy such conduct, if such conduct is reasonably capable of being remedied. In any instance where the Company may have grounds for Cause, failure by the Company to provide written notice of the grounds for Cause within 120 days of discovery shall be a waiver of its right to assert the subject conduct as a basis for termination for Cause.

iv.
By Executive without Good Reason. Executive may terminate this Agreement and Executive’s employment at any time for any reason, including due to Executive’s retirement. Termination without Good Reason will not be a basis for Severance Benefits.

v.
By Executive for Good Reason. Executive may terminate this Agreement and Executive’s employment for Good Reason, as defined below. Executive must give UnitedHealth Group written notice specifying in reasonable detail the circumstances constituting Good Reason, within 120 days of becoming aware of such circumstances, or such circumstances will not constitute Good Reason. If the circumstances constituting Good Reason are reasonably capable of being remedied, UnitedHealth Group will have 60 days to remedy such circumstances. “Good Reason” will exist if, without Executive’s consent, UnitedHealth Group: (a) reduces Executive’s base salary or target bonus percentage other than in connection with a general reduction affecting a group of similarly situated senior executives; (b) moves Executive’s primary work location more than 50 miles from Boston, Massachusetts or another location agreed upon by Executive and UnitedHealth Group, which is a substantative location of operations for Optum; (c) makes changes so that Executive no longer holds the position of Vice Chair of UnitedHealth Group and Chief Executive Officer of Optum or another position with equivalent or greater responsibilities, duties and standing; or (d) changes to Executive’s reporting relationship that results in Executive not reporting to Stephen

Hemsley, Chief Executive Officer of UnitedHealth Group or the UnitedHealth Group Board of Directors.

vi.
Due to Executive’s Death or Disability. This Agreement and Executive’s employment will terminate automatically if Executive dies. The termination date will be the date of Executive’s death. UnitedHealth Group may terminate this Agreement and Executive’s employment due to Executive’s disability that renders Executive incapable of performing the essential functions of Executive’s job, with or without reasonable accommodation. Executive will not be entitled to Severance Benefits under Section 4 in the event of termination due to Executive’s death or disability.

vii.
Payment on Termination. The Company shall pay Executive all salary and any incentive or other bonus earned but not yet paid as of Executive’s termination date. The Company shall reimburse Executive for all reasonable and approved business expenses incurred by Executive prior to Executive’s termination date, subject to limitations set out in Section 409A of the Internal Revenue Code of 1986 and its accompanying regulations (“Section 409A”).

4.	Severance Benefits.

A.
Circumstances under Which Severance Benefits Payable. Executive will be entitled to Severance Benefits only if Executive’s employment is terminated by UnitedHealth Group without Cause or if Executive terminates employment for Good Reason during the Employment Period or Additional Employment Period, as applicable. For purposes of clarity, Executive will not be entitled to Severance Benefits if Executive does not agree to renew this Agreement at the end of the Employment Period as provided under Section 3.A., or if Executive is employed at the end of the Additional Employment Period. Executive will be considered to have experienced a termination of employment as of the date that the facts and circumstances indicate that it is reasonably anticipated that Executive will provide no further services after such date or that the level of bona fide services that Executive is expected to perform permanently decreases to no more than 20% of the average level of bona fide services that Executive performed over the immediately preceding 36-month period. Whether Executive has had a termination of employment will be determined in a manner consistent with the definition of “separation from service” under Section 409A. A termination of employment will mean a “separation from service” and will be referred to herein as a “Termination”. The Severance Benefits in this Agreement are in lieu of any payments or benefits to which Executive otherwise might be entitled under any UnitedHealth Group severance plan or program.

B.	Severance Benefits. Subject to Section 4.D, Executive shall be entitled to the following Severance Benefits if Executive’s employment terminates under the circumstances described in Section 4.A above:
(1) Two times Executive’s annualized base salary as of Executive’s termination date, plus two times the average of the total of any bonus or incentive compensation paid or payable to Executive for the two most recent calendar years (excluding equity-related awards, payments under any long-term or similar benefit plan, or any other special or one-time bonus or incentive compensation payments).
(2) $12,000 lump sum payment to offset costs of COBRA which amount will be paid within 60 days following Termination.
(3) Outplacement services consistent with those provided to similarly situated executives provided by an outplacement firm selected by UnitedHealth Group.

C.
Timing of Payments. The Severance Benefits in Sections 4.B.(1)-(2) will be paid out, minus applicable deductions, including deductions for tax withholding, in equal bi-weekly payments on the regular payroll cycle over the 12-month period following Executive’s Termination. Commencement of payments shall begin on the first payroll date that occurs in the month that begins 60 days after the date of Executive’s Termination (the “Starting Date”), provided that Executive has satisfied the requirement in Section 4.D. The first payment on the Starting Date shall include those payments that would have been previously paid if the payments of the severance compensation had begun on the first payroll date following the date of Executive’s Termination. Executive’s entitlement to the payments of the severance compensation described in Section 4.B shall be treated as the entitlement to a series of separate payments for purposes of Section 409A. If Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by UnitedHealth Group) at the time of Executive’s Termination and any amount that would be paid to Executive during the six-month period following Termination constitutes deferred compensation (within the meaning of Section 409A), such amount shall not be paid to Executive until the later of (i) six months after the date of Executive’s Separation from Service, and (ii) the payment date or commencement date specified in this Agreement for such payment(s). On the first regular payroll date following the expiration of such six-month period (or if Executive dies during the 6-month period, the first payroll date following the death), all payments that were delayed pursuant to the preceding sentence shall be paid to Executive in a single lump sum and thereafter all payments shall be made as if there had been no such delay. All Severance Benefits described in Section 4.B shall be paid by, and no further severance compensation shall be paid or payable after December 31 of the second calendar year in which Executive’s Termination occurs.

D.
Separation Agreement and Release Required. In order to receive any Severance Benefits under this Agreement, Executive must timely sign a separation agreement and release of claims in a form substantially similar to the one provided to Executive at the time this agreement is executed. UnitedHealth Group shall provide to Executive a form of separation agreement and release of claims no later than three (3) days following Executive’s date of Termination. Executive must execute and deliver the separation agreement and release of claims within fifty (50) days after Executive’s date of Termination. If Executive does not timely execute and deliver to UnitedHealth Group such severance agreement and release, or if Executive does so, but then revokes it if permitted by and within the time required by applicable law, UnitedHealth Group will have no obligation to pay severance compensation to Executive.

5.    Property Rights, Confidentiality, Non-Disparagement, and Restrictive Covenants.

A.	UnitedHealth Group’s Property.

i.
Assignment of Property Rights. Executive must promptly disclose in writing to UnitedHealth Group all inventions, discoveries, processes, procedures, methods and works of authorship, whether or not patentable or copyrightable, that Executive alone or jointly conceives, makes, discovers, writes or creates, during working hours or on Executive’s own time, during this Agreement’s term (the “Works”). Executive hereby assigns to UnitedHealth Group all Executive’s rights, including copyrights and patent rights, to all Works. Executive must assist UnitedHealth Group as it reasonably requires to perfect, protect, and use its rights to the Works. This provision does not apply to any Work for which no UnitedHealth Group equipment, supplies, facility or trade secret information was used and: (1) which does not relate directly to UnitedHealth Group’s business or actual or demonstrably anticipated research or development, or (2) which does not result from any work performed for UnitedHealth Group.

ii.
No Removal of Property. Executive may not remove from UnitedHealth Group’s premises any UnitedHealth Group records, documents, data or other property, in either original or duplicate form, except as necessary in the ordinary course of UnitedHealth Group’s business.

iii.
Return of Property. Executive must immediately deliver to UnitedHealth Group, upon termination of employment, or at any other time at UnitedHealth Group’s request, all UnitedHealth Group property, including records, documents, data, and equipment, and all copies of any such property, including any records or data Executive prepared during employment.

B.	Confidential Information. Executive will be given access to and provided with sensitive, confidential, proprietary and trade secret information (“Confidential

Information”) in the course of Executive’s employment. Examples of Confidential Information include: inventions; new product or marketing plans; business strategies and plans; merger and acquisition targets; financial and pricing information; computer programs, source codes, models and databases; analytical models; customer lists and information; and supplier and vendor lists and information. Executive agrees not to disclose or use Confidential Information, either during or after Executive’s employment with UnitedHealth Group, except as necessary to perform Executive’s UnitedHealth Group duties or as UnitedHealth Group may consent in writing. This Agreement does not restrict use or disclosure of publicly available information or information: (i) that Executive obtained from a source other than UnitedHealth Group before becoming employed by UnitedHealth Group; or (ii) that Executive received from a source outside UnitedHealth Group without an obligation of confidentiality.

C.
Non-Disparagement. Executive agrees not to criticize, make any negative comments or otherwise disparage UnitedHealth Group or those associated with it, whether orally, in writing or otherwise, directly or by implication, to any person or entity, including UnitedHealth Group customers and agents.

D.
Restrictive Covenants. Executive agrees to the restrictive covenants in this Section in consideration of Executive’s employment and UnitedHealth Group’s promises in this Agreement, including providing Executive access to Confidential Information. The restrictive covenants in this Section apply during Executive’s employment and for 24 months following termination of employment for any reason. Executive agrees that he will not, without UnitedHealth Group's prior written consent, directly or indirectly, for Executive or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity:

i.
Customer Solicitation: Executive will not solicit any business competitive with UnitedHealth Group from any person or entity who (a) was a UnitedHealth Group provider or customer within the 12 months before Executive’s employment termination and with whom Executive had contact to further UnitedHealth Group’s business, or for whom Executive provided services or supervised employees who provided those services, or (b) was a prospective provider or customer UnitedHealth Group solicited within the 12 months before Executive’s employment termination and with whom UnitedHealth Group had contact for the purposes of soliciting the person or entity to become a provider or customer of UnitedHealth Group, or supervised employees who had those contacts.

ii.	Employee Solicitation: Executive will not hire, employ, recruit or solicit any UnitedHealth Group employee or consultant.

iii.	Interference: Executive will not induce or influence any UnitedHealth Group employee, consultant, or provider to terminate his, her or its employment or other relationship with UnitedHealth Group.

iv.
Competitive Activities: Executive will not engage in or participate in any activity that competes, directly or indirectly, with any UnitedHealth Group product or service that Executive engaged in, participated in, or had Confidential Information about during Executive’s employment; provided, however, that this Section 5.D.iv. will not prevent Executive from being employed by, or working as a consultant to, or serving on the board of, or being an owner or an investor in, a private equity firm.

v.	Assisting Others. Executive will not assist anyone in any of the activities listed above.
Because UnitedHealth Group’s business competes on a nationwide basis, Executive’s obligations under this Section 5.D shall apply on a nationwide basis anywhere in the United States. To the extent Executive and UnitedHealth Group agree at any time to enter into separate agreements containing restrictive covenants with different or inconsistent terms than those contained herein, Executive and UnitedHealth Group acknowledge and agree that such different or inconsistent terms shall not in any way affect or have relevance to the Restrictive Covenants contained in this Section 5.D. Executive agrees that the Restrictive Covenants in this Section 5.D are reasonable and necessary to protect the legitimate interests of the Company.

E.
Cooperation and Indemnification. Executive agrees that Executive will cooperate (i) with UnitedHealth Group in the defense of any legal claim involving any matter that arose during Executive’s employment with UnitedHealth Group, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding concerning UnitedHealth Group. UnitedHealth Group will reimburse Executive for any reasonable travel and out-of-pocket expenses incurred by Executive in providing such cooperation. UnitedHealth Group will indemnify Executive, in accordance with the Minnesota Business Corporation Act, for all claims and other covered matters arising in connection with Executive’s employment.

F.
Injunctive Relief. Executive agrees that (a) legal remedies (money damages) for any breach of Section 5 will be inadequate, (b) UnitedHealth Group will suffer immediate and irreparable harm from any such breach, and (c) UnitedHealth Group will be entitled to injunctive relief from a court in addition to any legal remedies UnitedHealth Group may seek in arbitration. If an arbitrator or court determines that Executive has breached any provision of Section 5, Executive agrees to pay to UnitedHealth Group its reasonable costs and attorney’s fees incurred in enforcing that provision.

G.	Survival. This Section 5 will survive this Agreement’s termination.

6.	Miscellaneous.

A.	Tax Withholding. All compensation payable under this Agreement will be subject to applicable tax withholding and other required or authorized deductions.

B.	Assignment. Executive may not assign this Agreement. UnitedHealth Group may assign this Agreement. Any successor to UnitedHealth Group will be deemed to be UnitedHealth Group under this Agreement.

C.
Entire Agreement, Amendment. This Agreement contains the parties’ entire agreement regarding its subject matter and may only be amended in a writing signed by the parties. This Agreement supersedes any and all prior oral or written employment agreements (including letters and memoranda) between Executive and UnitedHealth Group or its predecessors. Except as provided in the following paragraph, this Agreement does not supersede any equity award plan or certificate, employee benefit plan, or compensation plan.

Notwithstanding the terms of any other agreement heretofore or hereafter entered into between the parties that reference retirement, Executive and UnitedHealth Group acknowledge and agree that for purposes of calculating years of service for retirement eligibility, Executive will receive two years of service credit for each year he remains employed with UnitedHealth Group after attainment of age 59. In addition, prior to the date upon which Executive becomes eligible for retirement, if Executive’s employment is terminated by the Company without Cause of if Executive terminates employment for Good Reason, Executive will be deemed to have met the applicable age and service requirements and will be retirement eligible. The Company agrees that this revised retirement definition will be reflected in and become part of Executive’s outstanding and future issued equity award certificates.

D.	Choice of Law. Minnesota law governs this Agreement.

E.
Waivers. No party’s failure to exercise, or delay in exercising, any right or remedy under this Agreement will be a waiver of such right or remedy, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of such right or remedy.

F.
Narrowed Enforcement and Severability. If a court or arbitrator decides that any provision of this Agreement is invalid or overbroad, the parties agree that the court or arbitrator should narrow such provision so that it is enforceable or, if narrowing is not possible or permissible, such provision should be considered severed and the other provisions of this Agreement should be unaffected.

G.
Dispute Resolution and Remedies. Except for injunctive relief under Section 5.F, any dispute between the parties relating to this Agreement or to Executive’s employment will be resolved by binding arbitration under UnitedHealth Group’s Employment Arbitration Policy, as it may be amended from time to time. The arbitrator(s) may not vary this Agreement’s terms and must apply applicable law.

H.
Section 409A. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A. This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever shall UnitedHealth Group or any of its affiliates be liable for any tax, interest or penalties that may be imposed on Executive under Section 409A. Neither UnitedHealth Group nor any of its affiliates have any obligation to indemnify or otherwise hold Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto.

United HealthCare Services, Inc.		Executive

By	/s/ Marianne D. Short	/s/ Larry Renfro
Its	Executive Vice President and Chief Legal Officer

Date	May 6, 2015	Date	May 6, 2015